AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED AGREEMENT

AND DECLARATION OF TRUST

OF

INVESCO VAN KAMPEN SENIOR INCOME TRUST

This Amendment No. 1 (“Amendment”) to the Amended and Restated Agreement and Declaration of Trust of Invesco Van Kampen Senior Income Trust amends, effective as of December 3, 2012, the Amended and Restated Agreement and Declaration of Trust of Invesco Van Kampen Senior Income Trust (the “Trust”) dated as of May 15, 2012 (the “Agreement”).

Under Section 10.5 of the Agreement, a duly authorized officer of the Trust may execute this Amendment.

WHEREAS, the Trust desires to amend the Agreement to change the name of the trust from Invesco Van Kampen Senior Income Trust to Invesco Senior Income Trust;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

2. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of July 20, 2012.

By:	/s/ John M. Zerr
Name: John M. Zerr
Title: Senior Vice President